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                                                                EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated January 18, 1996 on our audit of the consolidated financial statements of Atmel Corporation and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is incorporated by reference from the 1995 Annual Report to Shareholders of Atmel Corporation, and our report dated January 18, 1996 on our audit of the consolidated financial statement schedule which report is incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1995.







                                       /s/ Coopers & Lybrand L.L.P.

                                       COOPERS & LYBRAND L.L.P.




San Jose, California
November 14, 1996